Exhibit 99.1
Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON ANNOUNCES OFFERING OF 9 MILLION COMMON SHARES OF BENEFICIAL INTEREST
FARMINGTON HILLS, Mich., September 8, 2009 – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it plans to sell 9 million newly issued common shares of beneficial interest in an underwritten public offering pursuant to its shelf registration statement filed with the Securities and Exchange Commission which was declared effective on March 13, 2009.
The underwriters will be granted a 30-day option to purchase up to an additional 1.35 million common shares of beneficial interest.
The joint book-running managers for this offering are J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., and KeyBanc Capital Markets Inc.
Ramco-Gershenson intends to use the net proceeds from the sale to reduce outstanding borrowings under its unsecured revolving credit facility.
Copies of the preliminary prospectus supplement and related base prospectus for this offering may be obtained by contacting J.P. Morgan Securities Inc., Attention: Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Telephone: (718) 242-8002; Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, Telephone: (800) 508-4611, Email: prospectusrequest@list.db.com; or, KeyBanc Capital Markets Inc., 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114, Telephone: (216) 443-2370.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 88 shopping centers totaling approximately 19.3 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and

RAMCO-GERSHENSON PROPERTIES TRUST
elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.
Contact:
Dawn Hendershot, Director of Investor Relations and Corporate Communications
PHONE:      (248) 592-6202
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